                                                                                                                                                                                                                 Exhibit 99.2

UNITED                                                                            News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

For immediate release

UAL REPORTS AUGUST RESULTS

Reports Operating Loss of $12 Million

Company Continues to Meet DIP Covenants

CHICAGO, September 23, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its August Monthly Operating Report (MOR) with the United States Bankruptcy Court. The company reported an operating loss of $12 million for August 2004. Mainline passenger unit revenue decreased 5% year-over-year. Unit costs were up 4% over last year. Excluding fuel, unit costs improved 3% year-over-year. The company reported a net loss of $56 million, including $11 million in reorganization expenses. UAL met the requirements of its debtor-in-possession (DIP) financing.

"The weak domestic revenue environment, coupled with intense competition and fuel prices still well above $40 a barrel continue to negatively impact United and the industry," said Jake Brace, executive vice president and chief financial officer. "The environment does not appear to be changing, so we must, if we are to be competitive. The situation underscores our need to quickly reduce our cost structure even further and move forward with our restructuring work and our efforts to attract suitable exit financing."

Brace said fuel prices averaged $45 a barrel in August, compared with $32 a barrel in August 2003. At the same time, average fares in August decreased substantially due to the highly competitive market.

UAL ended August with a cash balance of about $2.0 billion, which included $839 million in restricted cash (filing entities only). The cash balance decreased approximately $77 million during the month of August.

United continued to deliver strong operational results in August, with an on-time :14 arrival performance rate of 80.0% and a load factor of 83.8%. Employees also exceeded the company's goals for August for customer satisfaction, as measured by definite intent to repurchase.

United, United Express and Ted operate more than 3,500 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP financing; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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